EXHIBIT 99.1

News Release

Date	Oct. 25, 2004
For Release	Upon Receipt
Contact	Media:	Financial Community:
	John Laudenslager	Quynh McGuire
	412-232-6848	412-393-1259

DUQUESNE LIGHT HOLDINGS REPORTS THIRD-QUARTER 2004 RESULTS

Reaffirms 2004 Earnings Outlook

PITTSBURGH – In conjunction with reporting its third-quarter 2004 results, Duquesne Light Holdings (NYSE: DQE) today reaffirms its 2004 earnings guidance of $80 million to $85 million, or $1.05 to $1.11 per share, from continuing operations. The company expects to meet its earnings projections despite two third-quarter charges, discussed below, which total $6.2 million after-tax.

The company today reported third-quarter 2004 earnings from continuing operations were $23.4 million, or $0.31 per share, compared to earnings of $30.2 million, or $0.40 per share, in the third quarter of 2003. Included in the third quarter 2004 results was an after-tax charge of $4.8 million, or $0.06 per share, associated with the write-off of deposits and deferred costs related to the termination of the potential acquisition of a generation plant. In addition, third-quarter 2004 results reflect a $1.4 million loss related to the sale of an investment in a landfill gas operation. Third-quarter earnings, reported by subsidiary, were as follows.

•	Duquesne Light reported earnings of $15 million in 2004, compared to $23.3 million in 2003. The decrease was primarily due to the $4.8 million after-tax charge discussed earlier and increased operating expenses in the electric delivery business segment, as compared to the prior year.

•	DQE Financial reported earnings of $6 million in 2004, compared to $7.2 million in 2003. Earnings in 2004 were impacted by a $2.3 million after-tax decrease in lease income resulting primarily from a settlement with the IRS in December 2003, and the $1.4 million charge mentioned earlier.

•	Duquesne Energy Solutions (formerly DQE Energy Services) reported earnings of $6.9 million in 2004, compared to $7.1 million in 2003.

•	DQE Communications reported earnings of $0.6 million in 2004, compared to $0.2 million in 2003, primarily due to revenue growth from new and existing customers.

Total Earnings

Earnings available for common stock in third-quarter 2004 were $23.6 million, or $0.31 per share, compared to earnings of $30.6 million, or $0.41 per share, in the third quarter of 2003.

Year-to-Date Results

For the nine months ended Sept. 30, 2004, earnings from continuing operations were $68.1 million, or $0.89 per share, compared to earnings of $78.6 million, or $1.05 per share, for 2003. Included in the 2004 results was the $4.8 million after-tax charge for the termination of the potential acquisition discussed above. In addition, 2003 results included an after-tax gain of $7 million, or $0.09 per share, related to the sale of DQE Financial’s investment in a natural gas operating partnership. Year-to-date earnings, reported by subsidiary, were as follows.

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•	Duquesne Light reported earnings of $48.5 million in 2004, compared to $54.6 million for 2003. The decrease was primarily due to the $4.8 million after-tax charge discussed earlier.

•	DQE Financial reported earnings of $19.7 million in 2004, compared to $29.1 million for 2003. Earnings in 2004 were impacted by a $7.5 million after-tax decrease in lease income primarily due to the IRS settlement, partially offset by $2.6 million of higher earnings from the Fresh Kills landfill gas site in Staten Island, N.Y. In addition, 2003 results included the $7 million after-tax gain mentioned earlier.

•	Duquesne Energy Solutions reported earnings of $16.2 million in 2004, compared to $15.7 million for 2003.

•	DQE Communications reported earnings of $1.3 million in 2004, compared to $0.5 million for 2003, primarily due to revenue growth from new and existing customers.

For the year-to-date period through Sept. 30, 2004, income from discontinued operations was $0.7 million, or $0.01 per share, compared to $15.5 million, or $0.21 per share, for prior year 2003.

Earnings available for common stock through Sept. 30, 2004, were $68.8 million, or $0.90 per share, compared to $94.1 million, or $1.26 per share, in the first nine months of 2003. Included in the 2003 results, in addition to earnings from discontinued operations, was the after-tax gain of $7 million mentioned earlier.

Internet Broadcast

A live Internet broadcast of the company’s management presentation to members of the financial community is scheduled for 1 p.m., EDT, Friday, Oct. 29, and can be accessed at www.duquesnelightholdings.com. A replay of the presentation will be made available on the company’s website through Nov. 12. Please refer to the company’s 10-Q, which will be filed Nov. 9, for additional details regarding third-quarter 2004 results.

About the Company

Duquesne Light Holdings is comprised of an electric-utility company and several affiliate companies that complement the core business. Duquesne Light Company, its principal subsidiary, is a leader in the transmission and distribution of electric energy, offering superior customer service and reliability to more than half a million customers in southwestern Pennsylvania.

The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and uncertainties, some of which are discussed below. Projected cash flow, earnings, earnings growth, capital expenditures, capitalization and dividends (as well as earnings per share and total shareholder return goals) will depend on the performance of Holdings’ subsidiaries, and board policy. Demand for and pricing of electricity and landfill gas, changing market conditions and weather conditions could affect earnings levels. Duquesne Light’s earnings will be affected by the number of customers who choose to receive electric generation through POLR II and POLR III, by our ability to negotiate appropriate terms with suitable generation suppliers, and by the performance of those suppliers. POLR customer retention may depend on market generation prices, as well as the marketing efforts of competing generation suppliers. Any debt reduction or refinancing will depend on the availability of cash flows and appropriate replacement or refinancing vehicles. The credit ratings received from the rating agencies could affect the cost of borrowing, the access to capital markets and liquidity. Customer energy demand, fuel costs and plant operations could affect Duquesne Energy Solutions’ earnings. The outcome of the shareholder litigation initiated against Holdings may affect performance. Earnings with respect to synthetic fuel operations, landfill gas and affordable housing investments will depend, in part, on the continued viability of, and compliance with the requirements for, applicable federal tax credits. The final resolution of proposed adjustments regarding state income tax liabilities (which could depend on negotiations with the appropriate authorities) could affect financial position, earnings, and cash flows. Overall performance by Holdings and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in Duquesne Light Holdings’ SEC filings made to date.

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STATEMENT OF INCOME

(All amounts in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2004	2003	2004	2003
Operating Revenues:
Retail sales of electricity:	$206.1	$213.7	$581.4	$591.9
Other	36.7	32.3	97.4	90.2

Total Operating Revenues	242.8	246.0	678.8	682.1

Operating Expenses:
Purchased power	104.0	109.1	292.2	298.8
Other operating and maintenance	55.7	53.0	164.7	154.8
Acquisition termination costs	8.3	—	8.3	—
Depreciation and amortization	21.0	20.9	62.1	66.7
Taxes other than income taxes	13.6	14.0	39.7	40.2

Total Operating Expenses	202.6	197.0	567.0	560.5

Operating Income	40.2	49.0	111.8	121.6

Other Income:
Investment and other income	1.8	6.3	9.2	32.2
Investment impairment	—	—	—	(1.0)

Total Other Income	1.8	6.3	9.2	31.2

Interest and Other Charges	16.1	17.9	45.7	56.4

Income from Continuing Operations Before Income Taxes and Limited Partners’ Interest	25.9	37.4	75.3	96.4

Income Tax Expense	5.0	7.2	12.2	17.4

Benefit from Limited Partners’ Interest	2.5	—	5.0	—

Income from Continuing Operations	23.4	30.2	68.1	79.0

Income from Discontinued Operations - Net	0.2	0.4	0.7	15.5

Net Income	23.6	30.6	68.8	94.5

Dividends on Preferred Stock	—	—	—	0.4

Earnings Available for Common Stock	$23.6	$30.6	$68.8	$94.1

Average Number of Common Shares Outstanding	76.6	75.1	76.3	74.8

Basic Earnings Per Share of Common Stock	$0.31	$0.41	$0.90	$1.26

Dividends Declared Per Share of Common Stock	$0.25	$0.25	$0.75	$0.75

Actual Number of Common Shares Outstanding	76.7	75.1	76.7	75.1

OPERATING STATISTICS

	Three Months Ended September 30,
(Unaudited)	2004	2003
Operating Revenues (in millions):
Retail Sales of Electricity:
Residential	$86.5	$86.4
Commercial	83.3	90.4
Industrial	32.2	33.4
EGS Transmission	4.1	3.5

Revenues from Retail Sales of Electricity	206.1	213.7
Other	36.7	32.3

Total Operating Revenues	$242.8	$246.0

Megawatt-hours (MWh) Delivered (in thousands):
Residential	1,062	1,083
Commercial	1,766	1,765
Industrial	849	803

MWh Delivered	3,677	3,651

MWh Supplied (in thousands):
Residential	777	772
Commercial	1,010	1,194
Industrial	631	645

MWh Supplied	2,418	2,611

	Nine Months Ended September 30,
(Unaudited)	2004	2003
Operating Revenues (in millions):
Retail Sales of Electricity:
Residential	$237.8	$228.3
Commercial	237.1	256.3
Industrial	95.2	97.8
EGS Transmission	11.3	9.5

Revenues from Retail Sales of Electricity	581.4	591.9
Other	97.4	90.2

Total Operating Revenues	$678.8	$682.1

MWh Delivered (in thousands):
Residential	2,954	2,843
Commercial	4,971	4,886
Industrial	2,457	2,378

MWh Delivered	10,382	10,107

MWh Supplied (in thousands):
Residential	2,186	2,054
Commercial	2,933	3,322
Industrial	1,845	1,920

MWh Supplied	6,964	7,296